Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2023 Results

Third Quarter Net Income of $0.25 per Diluted Share and Adjusted Operating Income of $0.31 per Diluted Share

Third quarter 2023 highlights:
•Net income of $6.4 million driven by increased earned premium, favorable loss and loss adjustment expense and higher investment income.
•Net premiums written(1) of $247.7 million increased 0.1% compared to the third quarter of 2022. Core commercial lines growth of 2.7% driven by increasing levels of rate achievement and new business.
•GAAP combined ratio of 102.1%, including an underlying loss ratio(2) of 60.5% and catastrophe loss ratio of 5.9%. Expense ratio was 35.5%.
•Underlying combined ratio of 96.0%.
•Net investment income of $16.5 million increased 41.8% compared to the third quarter of 2022.
•Book value per common share decreased 13.0% to $25.53 as of September 30, 2023, compared to December 31, 2022.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 1, 2023 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended September 30, 2023 (the “third quarter of 2023”) with a consolidated net income of $6.4 million ($0.25 per diluted share) and consolidated adjusted operating income of $0.31 per diluted share.

“I remain pleased with the progress we are making in positioning UFG to deliver superior financial and operational performance,” said UFG President and CEO Kevin Leidwinger. “Our third quarter results show signs of improvement while we continue to execute strategies to strengthen our Company.

“Net written premium was flat in the quarter as growth in our core commercial and assumed reinsurance business was offset by targeted underwriting action on underperforming segments as well as increased surety reinsurance reinstatement premiums.

“Core commercial new business remained significantly above the prior year period, and average renewal premiums change accelerated to 11.0% in the third quarter, representing our highest level since at least 2018. Rate achievement increased across all lines of business from the second quarter of 2023, excluding workers' compensation, with property rates increasing 17.3%.

“The third quarter underlying loss ratio of 60.5% included approximately 2.0 points of impact from a small number of large claims and associated reinsurance reinstatement premiums in our surety business as economic conditions discussed last quarter continued. This impact was reduced by an improved outlook for profitability in other lines of business.
“The third quarter expense ratio of 35.5% was also impacted by surety reinstatement premiums that offset our ongoing actions to sustainably reduce expenses. In addition to reducing expenses through careful vacancy management, we took the additional step to implement a voluntary early retirement program that we anticipate will provide ongoing benefits to our expense ratio in 2024.

“Other results improved in the third quarter of 2023, including neutral prior period reserve development, catastrophe losses below long-term averages, and investment returns that benefited from investing at higher interest rates and the strategic reallocation of public equity assets into fixed maturities.

“We continued to make strategic investments in the third quarter, including the ongoing rollout of our small business quoting platform in multiple states, and continued additions to leadership talent from within and outside the Company.

“We remain confident in our strategy and in the actions we are taking to position UFG for superior financial and operational performance in the long term.”

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2023	2022	2023	2022
Net premiums earned	$259,456	$238,256	$770,221	$703,746
Net premiums written	247,727	247,417	820,071	749,492

Net underlying loss ratio (1)	60.5%	60.4%	62.9%	58.9%
Catastrophes-effect on net loss ratio (1)	5.9	11.4	7.8	8.7
Reserve development-effect on net loss ratio (1)	0.2	4.8	7.0	(1.6)
Net loss ratio	66.6%	76.6%	77.7%	66.0%

Underwriting expense ratio	35.5%	35.1%	35.3%	34.6%

GAAP combined ratio	102.1%	111.7%	113.0%	100.6%
Underlying combined ratio (2)	96.0%	95.5%	98.2%	93.5%

Net investment income, net of investment expenses	$16,459	$11,606	$40,508	$32,062
Net investment gains (losses)	(1,960)	(14,250)	(2,581)	(35,647)
Other income (loss)	(797)	(836)	(2,391)	(2,429)

Net income (loss)	$6,380	$(22,981)	$(49,308)	$(5,089)
Adjusted operating income (loss) (3)	7,927	(11,724)	(47,270)	23,072

Net income (loss) per diluted share	$0.25	$(0.91)	$(1.95)	$(0.20)
Adjusted operating income (loss) per diluted share (3)	0.31	(0.47)	(1.87)	0.92

Return on equity (4)			(9.5)%	(0.9)%

(1) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Non-GAAP Financial Measure for more information and a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders’ equity.

Total Property & Casualty Underwriting Results

Third quarter 2023 results:
(All comparisons vs. third quarter 2022, unless noted otherwise)

While growth in net premiums written slowed, increasing 0.1%, the impact of growth in prior periods contributed to significant increases to earnings, as net premiums earned increased 8.9% in the third quarter of 2023. Core commercial lines net premiums written increased 2.7%, supported by increasing levels of rate achievement and new business, together with an overall increase in renewal premiums of 11.0%, with 2.6% from exposure changes and 8.4% from rate increases. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 12.4%, with 2.7% from exposure changes and 9.7% from rate increases.

The combined ratio was 102.1%, improving 9.6 points from 111.7%. This decrease is primarily attributable to lower prior period reserve adjustments and favorable catastrophe losses. Prior period reserves were neutral this quarter compared to 4.8% unfavorable in the third quarter of 2022. The catastrophe loss ratio was 5.9% in the third quarter of 2023, a decrease of 5.5 points, which was the lowest third quarter ratio in five years and below historic averages. The underlying loss ratio of 60.5% increased 0.1 point, a result of counteracting factors across lines of business. In surety, the small number of large losses experienced in the second quarter 2023 continued in the third quarter, contributing approximately 2.0 points of adverse impact to the underlying ratio. Offsetting this negative impact was improved profitability in commercial auto driven by improved frequency and standard umbrella, where additional insights on rate levels have improved our outlook. The underwriting expense ratio of 35.5% was 0.4 points higher and impacted by surety reinstatement premiums that offset our ongoing actions to sustainably reduce expenses.

Investment Results

Third quarter 2023 results:
(All comparisons vs. third quarter 2022, unless noted otherwise)

Net investment income was $16.5 million for the third quarter of 2023, an increase of $4.9 million. Income from our fixed income portfolio increased by $1.7 million as we invested at higher interest rates. In addition, income from cash and cash equivalents increased $1.7 million. Income on other long-term investments resulted in an additional $2.4 million of income as the valuation of the investments in limited liability partnerships varies from period to period due to the current market conditions. The dividends on equity securities decreased $0.7 million due to a strategic reallocation of equity securities to fixed income assets over the past two quarters.

Investment Results
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2023	2022	2023	2022
Investment income:
Interest on fixed maturities	$14,472	$12,792	$41,192	$35,879
Dividends on equity securities	639	1,325	3,067	3,934
Income (loss) on other long-term investments	1,093	(1,348)	(3,491)	(3,959)
Other	2,574	891	6,868	2,279
Total investment income	$18,778	$13,660	$47,636	$38,133
Less investment expenses	2,319	2,054	7,128	6,071
Net investment income	$16,459	$11,606	$40,508	$32,062

Average yields:
Fixed income securities:
Pre-tax (1)	3.35%	3.07%	3.20%	2.88%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

Balance Sheet
	September 30, 2023	December 31, 2022
(In Thousands)
	(unaudited)
Invested assets	$1,829,099	$1,844,891
Cash	69,150	96,650
Total assets	3,051,779	2,882,286
Losses and loss settlement expenses	1,636,918	1,497,274
Total liabilities	2,406,842	2,142,172
Net unrealized investment gains (losses), after-tax	(123,198)	(88,369)
Total stockholders’ equity	644,937	740,114

Book value per share	$25.53	$29.36

Total consolidated assets as of September 30, 2023 were $3.1 billion, which included $1.8 billion of invested assets. The Company’s book value per share was $25.53, a decrease of $3.83 per share, or 13.0%, from December 31, 2022. This decrease is primarily related to an increase in loss and loss settlement expense reserves and a decrease in invested assets.

Capital Management

During the third quarter of 2023, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of September 1, 2023. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 11:00 a.m. CT on November 2, 2023, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s third quarter of 2023 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 9, 2023. The replay access information is toll-free 1-877-344-7529; conference ID no. 6743487.

Webcast: An audio webcast of the teleconference can be accessed at the Company’s investor relations page at
https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=nLpkgTHs. The archived audio webcast will be available until November 9, 2023.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit ufginsurance.com or contact:

Investor Relations at IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023. The risks identified in our Annual Report on Form 10-K/A and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Non-GAAP Financial Measure

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses adjusted operating income, a non-GAAP measure, to evaluate its operations and profitability.

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2023	2022	2023	2022
Income Statement Data
Net income (loss)	$6,380	$(22,981)	$(49,308)	$(5,089)
Less: after-tax net investment gains (losses)	(1,547)	(11,257)	(2,038)	(28,161)
Adjusted operating income (loss)	$7,927	$(11,724)	$(47,270)	$23,072
Diluted Earnings Per Share Data
Net income (loss)	$0.25	$(0.91)	$(1.95)	$(0.20)
Less: after-tax net investment gains (losses)	(0.06)	(0.44)	(0.08)	(1.12)
Adjusted operating income (loss)	$0.31	$(0.47)	$(1.87)	$0.92

Certain Performance Measures

The Company uses the following measures to evaluate its financial performance. Management believes a discussion of these measures provides financial statement users with a better understanding of results of operations. The Company has provided the following definitions:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Net underlying loss ratio and underlying combined ratio: Net underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the net underlying loss ratio and underlying combined ratio are meaningful metrics to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the Company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2023	2022	2023	2022
Revenues
Net premiums earned	$259,456	$238,256	$770,221	$703,746
Investment income, net of investment expenses	16,459	11,606	40,508	32,062
Net investment gains (losses)	(1,960)	(14,250)	(2,581)	(35,647)
Other income (loss)	—	(39)	—	(38)
Total Revenues	$273,955	$235,573	$808,148	$700,123

Benefits, Losses and Expenses
Losses and loss settlement expenses	$172,798	$182,411	$598,125	$464,295
Amortization of deferred policy acquisition costs	62,709	53,107	181,700	156,116
Other underwriting expenses	29,275	30,487	89,784	87,885
Interest expense	797	797	2,391	2,391
Total Benefits, Losses and Expenses	$265,579	$266,802	$872,000	$710,687

Income (loss) before income taxes	$8,376	$(31,229)	$(63,852)	$(10,564)
Federal income tax expense (benefit)	1,996	(8,248)	(14,544)	(5,475)
Net income (loss)	$6,380	$(22,981)	$(49,308)	$(5,089)

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2023	2022	2023	2022
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$66,733	$87,705	$246,506	$243,633
Fire and allied lines(3)	64,850	60,593	197,287	178,260
Automobile	52,731	46,895	172,043	155,591
Workers’ compensation	11,038	13,704	38,598	43,457
Surety(4)	10,679	14,676	35,600	38,806
Miscellaneous	2,262	239	3,420	809
Total commercial lines	$208,293	$223,812	$693,454	$660,556

Personal lines:
Fire and allied lines(5)	$1,779	$724	$4,409	$1,072
Automobile	—	(1)	—	(1)
Miscellaneous	4	8	13	25
Total personal lines	$1,783	$731	$4,422	$1,096
Assumed reinsurance	37,651	22,875	122,195	87,840
Total	$247,727	$247,417	$820,071	$749,492
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended September 30,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$78,090	$34,466	44.1%	$80,231	$85,738	106.9%
Fire and allied lines	64,531	53,602	83.1	60,263	47,857	79.4
Automobile	53,929	46,186	85.6	51,939	32,093	61.8
Workers’ compensation	13,366	9,616	71.9	14,043	(1,888)	(13.4)
Surety	9,279	6,575	70.9	9,756	3,598	36.9
Miscellaneous	883	112	12.7	267	449	168.2
Total commercial lines	$220,078	$150,557	68.4%	$216,499	$167,847	77.5%

Personal lines
Fire and allied lines	$1,616	$1,304	80.7%	$529	$1,195	225.9%
Automobile	—	49	NM	(1)	(775)	NM
Miscellaneous	5	(83)	NM	10	(1,020)	NM
Total personal lines	$1,621	$1,270	78.3%	$538	$(600)	(111.5)%
Assumed reinsurance	37,757	20,971	55.5	21,219	15,164	71.5
Total	$259,456	$172,798	66.6%	$238,256	$182,411	76.6%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Nine Months Ended September 30,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$237,523	$194,115	81.7%	$225,323	$159,859	70.9%
Fire and allied lines	182,805	151,539	82.9	172,361	144,397	83.8
Automobile	154,806	136,875	88.4	157,927	107,021	67.8
Workers’ compensation	40,413	19,316	47.8	42,389	16,345	38.6
Surety	27,611	15,668	56.7	26,700	5,723	21.4
Miscellaneous	1,522	277	18.2	817	593	72.6
Total commercial lines	$644,680	$517,790	80.3%	$625,517	$433,938	69.4%

Personal lines
Fire and allied lines	$4,568	$3,631	79.5%	$2,127	$2,144	100.8%
Automobile	—	(326)	NM	—	(1,919)	NM
Miscellaneous	18	(148)	NM	42	(1,110)	NM
Total personal lines	$4,586	$3,157	68.8%	$2,169	$(885)	(40.8)%
Assumed reinsurance	120,955	77,178	63.8	76,060	31,242	41.1
Total	$770,221	$598,125	77.7%	$703,746	$464,295	66.0%